Exhibit 99.1

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES

FISCAL 2007 SECOND QUARTER RESULTS

Earnings per diluted share strong at $0.25 on 4% revenue growth

Company announces EPA label claim market clearance

Provides update on CEO search

Mentor, Ohio (November 7, 2006) - STERIS Corporation (NYSE: STE) today announced financial results for its fiscal 2007 second quarter ended September 30, 2006. Fiscal 2007 second quarter revenues increased 4% to $283.5 million compared with $273.4 million in the second quarter of fiscal 2006, driven by growth in all three segments, in particular Life Sciences.

Fiscal 2007 second quarter net income was $16.4 million, or $0.25 per diluted share, compared with net income of $16.4 million, or $0.24 per diluted share in the second quarter of fiscal 2006. Included in fiscal 2007 second quarter net income is the impact of adopting SFAS 123R, an accounting standard related to the expensing of stock-based compensation, which negatively impacted pre-tax income by $3.7 million. Also included in net income for the quarter are expenses associated with the transfer of Erie, Pennsylvania manufacturing operations to Monterrey, Mexico, which negatively impacted pre-tax income by $3.3 million, with $1.2 million of that amount reported as restructuring expenses. Combined, these factors negatively impacted pre-tax income by $7.0 million and net income by $4.3 million, or $0.06 per diluted share.

“A recovery in the growth rates for our Life Sciences and Isomedix segments helped drive overall revenue improvement this quarter. Although Healthcare revenue growth for the quarter was modest, we have witnessed growing backlog and order trends that position us well for stronger second half performance,” said Les C. Vinney, STERIS’s president and chief executive officer. “Our earnings performance this quarter was particularly robust and reflected our continued focus on driving efficiencies across our operations including leveraging expenses.”

STERIS Corporation

News Announcement

Vinney added, “We are also very pleased with the recent regulatory clearances of two key new product applications that create exciting new market opportunities for the Company. The U.S. introduction of Reliance™ EPS high level disinfection system is progressing well, and early indications from our customer base are very positive. Additionally, we are very pleased to announce clearance by the United States Environmental Protection Agency (EPA) of a label extension permitting the expanded application of our proprietary vaporized hydrogen peroxide system to combat emerging decontamination needs in traditional and new markets. As we look ahead to the second half of the year, we will be making additional investments to market these products, but we believe we can absorb those expenses and still deliver our anticipated bottom-line performance.”

Segment Results

Healthcare revenues in the quarter increased 2% to $197.1 million compared with the second quarter of fiscal 2006. Revenue growth was driven by strong international sales of surgical and critical care products and growth in service revenues. Tempering Healthcare revenue growth, shipments for sterile processing capital equipment in the United States were lower than anticipated. Order backlog for the second quarter was a record $82.5 million, an increase of 23% compared with the end of the first quarter. Operating income declined 7% year-over-year to $20.4 million, as improved pricing and operating efficiencies were more than offset by $5.6 million in costs associated with stock-based compensation and the Erie/Mexico manufacturing transfer.

Life Sciences second quarter revenues were $53.0 million, an increase of 12% compared with the second quarter of fiscal 2006. The increase in revenues is primarily attributable to strong demand in North America for capital equipment going into pharmaceutical production facilities and increased consumables sales. That growth was offset by a very competitive environment in North America for research capital equipment and a decline in defense revenues attributable to delays in government purchasing commitments. Due to these factors, backlog declined at quarter end by 9% compared with the first quarter level. Life Sciences reported operating income of $0.3 million in the quarter, an improvement of $1.7 million compared with the second quarter of fiscal 2006. The improvement in operating performance reflects higher segment revenues and operating efficiencies.

STERIS Corporation

News Announcement

Fiscal 2007 second quarter revenues for Isomedix Services were $33.5 million, an increase of 5% compared with the same period last year. Revenue growth was primarily driven by increased demand from medical device customers. Operating income increased 21% to $5.8 million, compared with the prior year quarter, primarily due to increased volumes.

Cash Flow

Net cash provided by operations in the first half of fiscal 2007 was $18.3 million, compared with net cash provided by operations of $85.7 million in the first half of fiscal 2006. Free cash flow (see note 1) was negative $3.2 million in the first half of fiscal 2007, compared with free cash flow of $62.9 million in the first half of fiscal 2006. The decline in operating cash flow reflects working capital changes, including an approximately $30 million first quarter payment to the IRS for tax expenses and an increase in inventories of $14 million related to the transfer of Erie manufacturing operations to Mexico. For the full fiscal year 2007, the Company still anticipates that free cash flow will be in the range of $60 to $65 million.

During the quarter, the Company repurchased 382,700 shares of its common stock at an average price of $24.81 per common share for a total cash amount of $9.5 million. Approximately 2.6 million shares remain under the existing repurchase authorization. Subsequent to the end of the quarter, the Company announced a 25% increase in its quarterly dividend to $0.05 per common share.

Outlook

Based upon first half results and current anticipated trends for the remainder of the year, the Company expects that revenue growth for the full fiscal year will be approximately 4%. This outlook reflects Healthcare and Isomedix growth in line with previous expectations, and lower growth in Life Sciences reflecting the ongoing competitive environment in the North American research market.

STERIS Corporation

News Announcement

Earnings estimates are unchanged, despite approximately $3 million in additional expenses expected to be incurred in the second half of the year in support of the introductions of the new product applications discussed above, and anticipated restructuring in Europe that was not included in previous estimates. For fiscal 2007, earnings are expected to be in the range of $1.10 to $1.20 per diluted share, which also includes the net impact of the transfer of Erie manufacturing operations to Mexico, and stock based compensation expenses.

EPA Market Clearance – Driving Expansion into New Markets

The Company recently received market clearance from the EPA for expanded use of its Vaprox® Hydrogen Peroxide Sterilant (vaporized hydrogen peroxide technology (VHP®)). STERIS’s VHP technology has been in use for more than 10 years to provide sterile environments in pharmaceutical manufacturing and has become the leading sterilization technology in aseptic pharmaceutical production. The expanded labeling permits VHP use in larger spaces and broadens the possible applications for the technology. VHP is a low-temperature vapor that is sporicidal and has excellent materials compatibility. With this expanded clearance, the Company plans to use this technology to pursue applications in a range of markets, including transportation, healthcare and defense.

Executive Transition Update

As previously announced, Les C. Vinney, STERIS’s president and chief executive officer, will step down from those roles and as a member of the Board of Directors by June 1, 2007. The Board has formed a search committee led by Chairman John P. Wareham to implement the search for a successor. The committee has established criteria for the position and retained executive recruiters Christian & Timbers to assist in the selection process.

Wareham said, “We are well under way with our search for a new President and CEO. The Board believes that this leadership transition will be the next step in enhancing long-term performance and delivering improved returns to all shareholders, which remains our primary focus. In the short-term, the Company is beginning to experience earnings momentum and has a

STERIS Corporation

News Announcement

range of initiatives under way to sustain that momentum. We expect that these changes will help deliver improved results by building and expanding upon the solid foundation already in place at STERIS.”

Conference Call

In conjunction with this press release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-888-392-9976 in the United States and Canada, and 1-517-645-6486 internationally, then referencing the password “STERIS” and the conference leader’s name, “Aidan Gormley.”

For those unable to listen to the conference call live, a replay will be available from 12:00 p.m. Eastern time on November 7, 2006, until 5:00 p.m. Eastern time on November 21, 2006, either over the Internet at www.steris-ir.com or via phone by calling 1-800-756-3940 in the United States and Canada, and 1-402-998-0796 internationally.

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. The Company’s more than 5,000 dedicated employees around the world work together to supply a broad array of solutions by offering a combination of equipment, consumables and services to healthcare, pharmaceutical, industrial and government customers. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

Contact: Aidan Gormley, Senior Director, Corporate Communications and Investor Relations at 440-392-7607.

(1) Free cash flow is a non-GAAP number used by the Company as a measure to gauge its ability to invest for growth. Free cash flow is defined as operating cash flow less purchases of property, plant, equipment, and intangibles, net (capital expenditures). STERIS’s calculation of free cash flow may vary from other companies.

STERIS Corporation

News Announcement

# # #

This news release and the conference call referenced here may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “confidence,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, and changes in government regulations or the application or interpretation thereof. Other risk factors are described in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any future financial results. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, or the Company’s business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that application of or compliance with laws, court rulings, regulations, certifications or other requirements or standards may delay or prevent new product introductions, affect the production and marketing of existing products, or otherwise affect Company performance, results, or value, (d) the potential of international unrest or effects of fluctuations in currencies, tax assessments or rates, raw material costs, benefit or retirement plan costs, or other regulatory compliance costs, (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services, and (f) the possibility that anticipated cost savings may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, executive transition or other issues or risks associated with the matters described in this release, or the referenced conference call, may adversely impact Company performance, results, or value.

STERIS Corporation

Consolidated Condensed Statements of Income

(In thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$283,536	$273,436	$548,603	$541,519
Cost of revenues	164,775	160,253	316,467	312,760

Gross profit	118,761	113,183	232,136	228,759

Operating expenses:
Selling, general, and administrative	82,786	78,648	161,200	159,880
Restructuring expense	1,158	—	2,263	—
Research and development	8,283	9,096	16,678	16,837

	92,227	87,744	180,141	176,717

Income from operations	26,534	25,439	51,995	52,042
Non-operating expense, net	1,575	938	2,665	232

Income from continuing operations before income tax expense	24,959	24,501	49,330	51,810
Income tax expense	8,599	9,096	18,913	19,473

Income from continuing operations	16,360	15,405	30,417	32,337
Gain on sale of discontinued operations, net of tax	—	—	627	—
Income from discontinued operations, net of tax	—	1,010	—	1,410

Net income	$16,360	$16,415	$31,044	$33,747

Earnings per common share (EPS) data:
Basic earnings per common share
Continuing operations	$0.25	$0.23	$0.46	$0.47
Discontinued operations	—	0.01	0.01	0.02

Net income	$0.25	$0.24	$0.47	$0.49

Diluted earnings per common share
Continuing operations	$0.25	$0.23	$0.46	$0.47
Discontinued operations	—	0.01	0.01	0.02

Net income	$0.25	$0.24	$0.47	$0.49

Cash dividends declared per common share outstanding	$0.04	$0.04	$0.08	$0.08

Weighted average number of common shares outstanding used in EPS computation:
Basic number of common shares outstanding	65,567	68,196	65,882	68,661
Diluted number of common shares outstanding	66,119	68,979	66,391	69,432

STERIS Corporation

Consolidated Condensed Balance Sheets

(In thousands)

	September 30, 2006	March 31, 2006
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$44,907	$72,732
Accounts receivable, net	201,497	242,002
Inventories, net	140,955	112,224
Other current assets	50,227	33,357

Total Current Assets	437,586	460,315

Property, plant, and equipment, net	393,320	401,536
Goodwill and intangible assets, net	333,068	326,529
Other assets	529	593

Total Assets	$1,164,503	$1,188,973

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$66,559	$87,057
Other current liabilities	130,491	147,089

Total Current Liabilities	197,050	234,146
Long-term debt	147,035	114,480
Other liabilities	103,616	109,520
Shareholders’ equity	716,802	730,827

Total Liabilities and Shareholders’ Equity	$1,164,503	$1,188,973

STERIS Corporation

Segment Data

(In thousands)

	Three Months Ended September 30,		Six Months Ended September 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare	$197,094	$193,995	$384,225	$379,755
Life Sciences	52,951	47,441	98,332	97,258
STERIS Isomedix Services	33,491	32,000	66,046	64,506

Total Segment Revenues	$283,536	$273,436	$548,603	$541,519

Segment Operating Income (Loss):
Healthcare	$20,426	$21,995	$41,539	$44,549
Life Sciences	275	(1,396)	(1,038)	(3,552)
STERIS Isomedix Services	5,833	4,840	11,494	11,045

Total Segment Operating Income	$26,534	$25,439	$51,995	$52,042

STERIS Corporation

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Six Months Ended September 30,
	2006	2005
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$31,044	$33,747
Non-cash items	28,533	28,207
Working capital adjustments	(41,317)	23,697

Net cash provided by operating activities	18,260	85,651

Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(21,419)	(22,737)
Proceeds from sale of discontinued operations	2,927	—
Investments in businesses, net of cash acquired	—	(1,504)

Net cash used in investing activities	(18,492)	(24,241)
Financing Activities:
Proceeds (payments) under credit facilities, net	32,555	1,700
Payments on long-term obligations and capital leases, net	(361)	(1,932)
Repurchases of common shares	(59,628)	(39,394)
Cash dividends paid to common shareholders	(5,272)	(5,494)
Deferred financing fees	—	(217)
Stock options and other equity transactions, net	2,376	5,992

Net cash used in financing activities	(30,330)	(39,345)
Effect of exchange rate changes on cash and cash equivalents	2,737	(530)

(Decrease) increase in cash and cash equivalents	(27,825)	21,535
Cash and cash equivalents at beginning of period	72,732	23,547

Cash and cash equivalents at end of period	$44,907	$45,082

	Six Months Ended September 30,
	2006	2005
Calculation of Free Cash Flow from continuing operations:
Cash flows from operating activities	$18,260	$85,651
Purchases of property, plant, equipment, and intangibles, net	(21,419)	(22,737)

Free Cash Flow from Continuing Operations	$(3,159)	$62,914

Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures). Free cash flow is a non-GAAP figure used by the Company as a measure to gauge its ability to invest for growth. STERIS’s calculation of free cash flow may vary from other companies.